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                     August 20, 2020

       Corey Sanders
       Chief Financial Officer
       MGM Resorts International
       3600 Las Vegas Boulevard South
       Las Vegas, NV 89109

                                                        Re: MGM Resorts
International
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed February 27,
2020
                                                            File No. 001-10362

       Dear Mr. Sanders:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction